SCHEDULE 14A
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                            Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    Jerry L. Ruyan, William P. Hales, Thomas A. Donelan, Christopher P. Hendy
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                                THE REDWOOD GROUP
                              9468 Montgomery Road
                              Cincinnati, OH 45242
                                  800-205-0407





August 11, 1999



Dear Fellow Hemagen Stockholders:

     Our original statement in our consent solicitation material of July 20, 1999 contained an error as to the number of shares as to which we can execute consents. The figure as originally given included warrants which were not exercised for shares prior to the record date of June 29 and 5,000 shares purchased after that record date. Accordingly, we intend to execute consents for the 557,627 shares of common stock we owned at the record date in favor of all proposals. As a result, written consents by owners of an additional 3,268,318 shares or 42.7% of the shares not owned by us, will be required to adopt and approve each of the proposals. Under the Bylaw amendment purportedly approved by the Board of Directors on July 2, 1999, the affirmative vote of 5,101,260 shares (including 4,543,633 or 59.4% of the shares not known by us) will be necessary to effect the proposals.

     References have been made to statements made by us to the effect that Hemagen had refused an offer involving the sale of the Company which would have paid stockholders $2.50 per share. We had made this statement on the basis of information provided to us by a stockholder of Hemagen who told us that he was on the due diligence team of a company that, according to this stockholder, would have resulted in such an acquisition of Hemagen. We have to date been unable to obtain any other independent information concerning this alleged offer, or to confirm that any of the statements made to us and then to Hemagen shareholders are true.

     We also wish to clarify our correspondence of August 3 as follows:

We believe you need only read Hemagen's response to our Consent Solicitation of July 20, 1999, to know that the current management and directors couldn't care less about the long suffering stockholders! We believe it is apparent that they only care about the jobs of their four family members and lining their cronies' pockets.

               CHANGE WILL ONLY OCCUR IF YOU VOTE THE WHITE CARD!

If you want more red ink, more excuses, nepotism, and think it is acceptable that four out of the five top executive positions are filled with members of the Franzblau family -- who appear to have no business experience other than with Hemagen . . . then do nothing and don't complain when your Hemagen stock goes down.

If  you  want  to  allow  the   string   of  bad   acquisitions,   losses,   and
underperformance to continue, and what we think is a "rubber stamp board" to run roughshod over the stockholders . . . then do nothing and don't complain!

If you want to allow Carl Franzblau who has repeatedly promised earnings but has delivered losses resulting in an accumulated deficit today of $3.4 million dollars since becoming a public company 6 years ago to continue . . . then do nothing and don't complain!

Carl Franzblau, Chairman, President and CEO of Hemagen is also, according to Hemagen's revocation materials, a Professor and Chairman of the Biochemistry Department and Associate Dean for Graduate Affairs at the Boston University School of Medicine.. Did you ever wonder which job takes precedence? We all know the answer . . . it is obvious from Hemagen's financial performance. If you are happy with the financial performance of your company, its stock price, and with the fact that the company you invested in is run by a President and CEO with other outside interests presumably demanding his time and attention . . . then do nothing and don't complain!

          HEMAGEN STOCKHOLDERS NEED AND DESERVE FULL-TIME PROFESSIONAL
           MANAGEMENT WHO ARE COMMITTED TO SUCCESSFULLY OPERATING THE
                     COMPANY AND BUILDING STOCKHOLDER VALUE!

Jerry L.  Ruyan,  is a founder  and former CEO of  Meridian  Diagnostics,  Inc.,
("KITS" on the NASDAQ), who steered Meridian's growth from $0 to over $30 million in revenues and $140 million in stockholder value driven by 19 consecutive years of profits under his leadership. William Hales is a CPA and Investment Banker who spent six years in Big Six accounting firms and the last seven years in the investment banking field. Both of these individuals are highly capable and possess the skills necessary to fix Hemagen. If you want proven experienced business professionals . . . THEN VOTE THE WHITE CARD FOR THE REDWOOD GROUP.

If you want us to assemble a management team capable of designing, implementing and delivering a model for successfully operating a profitable diagnostics company with extraordinary results like Meridian . . . THEN VOTE THE WHITE CARD FOR THE REDWOOD GROUP AND LET US BEGIN TO FIX HEMAGEN!

                      VOTE THE WHITE CARD TO END NEPOTISM!

If you want us to recruit the best and brightest industry professionals to make Hemagen succeed and you want the reign of NEPOTISM to end . . . THEN VOTE THE WHITE CARD FOR THE REDWOOD GROUP.

We believe NEPOTISM in any public company can destroy morale, create conflicts and eliminate checks and balances within an organization. It can produce and promote cover-ups and excuses. Could you fire your wife, son, or son-in-law if they weren't performing? Are the Franzblaus -- with their business experience apparently limited to Hemagen really entitled to the positions, salaries and benefits which they enjoy? Hemagen's Chief Financial Officer, William Franzblau, whose compensation is $113,300, is not even described as an accountant in Hemagen's consent materials, and furthermore the Company does not list any other financial reporting experience for him! Hemagen does not describe any prior diagnostics experience in its materials for its top sales and marketing executive, Scott Weiss, (Carl Franzblau's son-in-law), whose compensation is $113,500. We ask Hemagen's stockholders to decide -- are these the best qualified people for the job? Is there a conflict of interest with Carl Franzblau on the Compensation Committee which determines the salaries for his family members? Is there any potential conflict with the Chairman's son, William Franzblau and wife, Myrna Franzblau, controlling the financial and treasury function, respectively? WE ALL KNOW THE ANSWER! TELL THEM BY VOTING THE WHITE CARD!

The Franzblau's reaction to our Consent Solicitation was predictable. We believe that they bulldozed the board into changing the company's Bylaws thereby denying the right of a simple majority of shares to determine who would manage your company.

We believe that Hemagen has been run by the seat of its pants since its inception. Since 1993, current management has continuously tried to re-invent themselves, each time with a new acquisition that they promise will be the "key to the future". As in the acquisition of Cellular Products, management obviously failed to capitalize on the opportunity. Each time the stockholders get a new spin! At the most recent annual stockholders meeting we were told that the latest acquisition, the "ANALYST" is the "sleeper of the century" to quote your Chairman, President and CEO, and a Professor and Chairman of the Biochemistry Department and Associate Dean of Graduate Affairs at the Boston University School of Medicine. This management group has used $15 million of public capital raised in offerings in 1993, 1995 and 1996 and $5 million in debt only to end up with an accumulated deficit of $3.4 million. With the four Franzblau family members who pervade upper management of our company it is obvious that no amount of money can make this current management succeed.

                         LET US SET THE RECORD STRAIGHT

Hemagen's management would have you believe that if you vote with the Redwood Group to remove and replace the current "RUBBER STAMP" directors, that you will give the Redwood Group 15% of Hemagen for Free! THIS IS NOT TRUE! AS ALWAYS, WHEN THE FRANZBLAUS SPEAK -- YOU MUST READ BETWEEN THE LINES!

We are not receiving any stock for free. When we are successful, we will have to pay close to $2.4 million dollars to the company to exercise our options. That is 33 1/3% more than we can purchase the stock for today in the open market. THAT IS NOT FOR FREE! Furthermore, we have agreed not to exercise our option for a period of eighteen months or until the stock trades above $5 for 20 consecutive days or unless there is a further change in control.

                         OUR OPTION IS PERFORMANCE BASED

IF WE CAN'T MAKE YOUR INVESTMENT APPRECIATE, OUR OPTION WILL BE WORTHLESS. UNLIKE THE CURRENT BOARD AND MANAGEMENT, WE ARE ALIGNED WITH YOU. IF YOU MAKE MONEY -- WE MAKE MONEY.

As your stock languishes and the company keeps losing money, the Franzblaus keep getting paid, and the stockholder's value keeps eroding. ALIGN YOUR INTEREST WITH OUR'S, VOTE THE WHITE CARD FOR THE REDWOOD GROUP TODAY!!!


Sincerely,

Jerry L. Ruyan    William P. Hales  Thomas A. Donelan     Christopher P. Hendy

                        YOUR VOTE IS EXTREMELY IMPORTANT

     1. Please SIGN, MARK, DATE and MAIL you WHITE consent card in the enclosed postage-paid envelope. If you wish to vote for our Nominees and proposals, you must submit the enclosed WHITE proxy card and must NOT submit Hemagen's blue card.

     2. If you have already voted Hemagen's blue card, you have every legal right to change your mind and vote FOR our Nominees and proposals on the WHITE consent card. Only your latest dated consent card will count.

     3. If your shares are held for you by a bank or brokerage firm, only your bank or broker can vote your shares and only after receiving your instructions. Please sign, date and return the enclosed WHITE consent card in the envelope provided or call your bank or broke and instruct your representative to vote FOR our Nominees and proposals on the WHITE consent card.

     4.   Time is Short. Please vote today!

If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll free number listed below.

                              BEACON HILL PARTNERS
                                 90 Broad Street
                            New York, New York 10004
                          (212) 843-8500 (call Collect)
                        or Call toll-free (800) 755-5001